Exhibit 10.2

                                  May 27, 2005

Mr. Thomas Axmacher
[Home Address]

            Re:   Certain Compensation Arrangements

Dear Tom:

            This letter confirms our agreement with respect to a 2006 cash stay bonus relating to your continued employment with Curative Health Services, Inc., including its subsidiaries and affiliated entities, and their respective successors and assigns (collectively the "Company").

1) The Company is prepared to pay to you a stay bonus of $100,000 in cash (less applicable withholdings and deductions), no later than October 31, 2006, if and only if each of the following conditions shall have been fully satisfied, in the sole reasonable discretion of the Chief Executive Officer of the Company:

      a) You shall have relocated your home and moved to the vicinity of the Company's Nashua, New Hampshire offices by July 31, 2005, and shall have remained there continuously through October 31, 2006.

      b) You shall have fully, timely and satisfactorily completed each of the following milestones:

            i) The consolidation and transfer of the Company's Finance Department to Nashua, New Hampshire shall have been successfully substantially completed by July 31, 2005, including such that all Finance Department functions previously performed in Hauppauge, New York (other than accounting functions relating to the Company's Wound Care Management business unit, and to OptCare Plus (Virginia), eBioCare and Apex operations, which shall not be transitioned to Nashua at this time) shall have been successfully transitioned to qualified individuals employed by the Company and based in the Company's Nashua offices, with no significant diminishment in performance and effectiveness compared with the Finance Department functions previously performed in Hauppauge.

            ii) The Company's auditors shall have provided an unqualified opinion that the Company's financial statements included in its filing with the United States Securities and Exchange Commission ("SEC") on Form 10-K relating to the fiscal year ending December 31, 2005 present fairly, in all material respects, the consolidated financial position of Curative Health Services, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations, stockholders equity and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles, and that the related financial

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Mr. Thomas Axmacher
May 27, 2005
Page 2


                  statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

            iii) The Company's auditors shall have provided an unqualified opinion that Curative Health Services, Inc. and its subsidiaries (including without limitation Critical Care Systems, Inc.) maintained, in all material respects, effective internal controls over financial reporting as of December 31, 2005, and shall have confirmed a management assessment that Curative Health Services, Inc. and its subsidiaries (including without limitation Critical Care Systems, Inc.) maintained such effective internal controls.

            iv) The Company shall have timely and properly filed its annual report on Form 10-K with the SEC, and

                  (1) such report shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading with respect to the period covered by the report; and

                  (2) the information contained in such report shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company as of and for the periods presented in the report, and

                  (3)   such report shall fully comply with the  requirements of
                        Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

2) Notwithstanding the foregoing, the payment referred to in paragraph 1 above shall be reduced by the amount of any performance-based cash incentive payment determined for you with respect to performance by you, the Finance Department and/or by the Company in connection with performance during 2005. For purposes of calculating such reduction, the full amount of such incentive payment (before taking into account any applicable withholdings or deductions) shall be included.

3) The provisions of your Employment Agreement, as amended or modified from time to time, remain in full force and effect and are not modified hereby. You agree that in the event of a breach by you of any of the covenants set forth in your Employment Agreement (or of your fiduciary duties to the Company or otherwise), the Company would be entitled to off-set any amounts contemplated in this letter agreement, in addition to any and all other available remedies.

4) This agreement constitutes the entire agreement between the Company and you, and supersedes and cancels all prior and contemporaneous written and oral agreements between the Company and you, regarding the cash stay bonus as contemplated in this letter. You affirm that, in entering into this agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company. This agreement does not constitute a promise of continuing employment.

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Mr. Thomas Axmacher
May 27, 2005
Page 3


5) This agreement may not be changed or altered, except by a writing signed by the Company and you. This agreement is entered into in the State of New York and the laws of the State of New York will apply to any dispute concerning it.

Please sign a copy of this letter agreement in the place provided below and return to me the fully executed original.

                                    Best regards,

Acknowledged and agreed:            CURATIVE HEALTH SERVICES, INC.

-----------------------
Thomas Axmacher                     By: _________________________________
                                        Paul F. McConnell
                                        President and Chief Executive Officer